Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125419 and 333-138437) on Form S-3 and (Nos. 333-115825 and 333-127474) on Form S-8 of Genworth Financial, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, and the references to our firm under the heading “Selected Financial Data” which reports and references appear in the December 31, 2007 annual report on Form 10-K of Genworth Financial, Inc.

Our reports on the consolidated financial statements and schedules dated February 28, 2008 refer to a change in the method of accounting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts in 2007, and share-based payments and pension and other postretirement plan obligations in 2006.

/s/    KPMG LLP

Richmond, Virginia

February 28, 2008